Exhibit 10.7

AMERIPRISE FINANCIAL

FORM OF AGREEMENT

for

Name of Employee

CASH INCENTIVE AWARD

for the

Performance Period commencing on ___________________ and ending on ____________________ (the “Performance Period”).

                This Cash Incentive Award agreement (the “Agreement”) sets forth the terms of the Cash Incentive Award (the “Award”) granted to you by Ameriprise Financial, Inc. (the “Company”) pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan, as the same may be amended from time to time (the “Plan”).  All terms used herein and not defined herein shall have the meanings ascribed to such terms in the Plan.

1.             GENERAL.  You have been granted the Award subject to the provisions of the Plan and the terms, conditions and restrictions set forth herein.

2.             REQUIREMENT OF EMPLOYMENT.  You will not be entitled to any payment under or with respect to this Award if your employment with the Company terminates for any reason on or before the Payment Date (as such term is defined in Subparagraph 4(b)).  If you are granted a leave of absence or commence any other break in employment intended by the Company to be temporary, the Compensation and Benefits Committee, or its successor (the “Committee”) of the Board of Directors of the Company (the “Board”) shall determine whether and when your employment will be deemed to have terminated.

3.                                       DETERMINATION OF THE SCHEDULE A VALUE

(a)           Subject to Subparagraphs 3(c) and 3(d) below, the Schedule A Value will be equal to the amount determined pursuant to a formula based on __________________, as specified in Schedule A to this Agreement (the “Schedule A Value”).

(b)           Except as may be set forth on Schedule B to this Agreement, all accounting terms used in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles.

(c)           As soon as practicable after the last day of the Performance Period, the Committee may determine, in its sole discretion, that the Schedule A Value, if any (as determined pursuant to Subparagraph 3(a)), shall be adjusted downward, but in no event upward, by up to 100%.  In no event may the Committee amend any provision hereof so as to increase or otherwise adjust upward the Schedule A Value.  In exercising its discretion to make a downward adjustment, the Committee may take into account certain factors, including evaluations of business and personal performance, and such other factors deemed relevant by the Committee in its sole discretion.  Any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of Cash Incentive Awards, whether or not such award holders are similarly situated.

(d)           In the event of any change in the corporate capitalization of the Company, such as by reason of any stock split, or a material corporate transaction, such as any merger of the Company into another corporation, any consolidation of the Company and one or more corporations into another corporation, any separation of the Company (including a spin-off or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)), or any partial or complete liquidation by the Company, other than a normal cash dividend, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of the Schedule A Value under this Award, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee.  Any such determination by the Committee under this Subparagraph 3(d) shall be final, binding and conclusive.

4.             PAYMENT OF AWARD.

(a)           As soon as practicable after the last day of the Performance Period, the Committee shall determine whether the conditions of Paragraph 2 have been met and, if so, shall ascertain the Schedule A Value in accordance with Paragraph 3.

(b)           If the Committee determines that there is no Schedule A Value, this Award will be canceled. If the Committee determines that there is some Schedule A Value, as determined pursuant to Paragraph 3, such amount shall become payable to you in cash within fifteen business days following the regularly scheduled payroll payment date of the applicable pay period beginning after January 31 of the year following the Performance Period (the “Payment Date”) (or at such other time or times as the Committee shall determine as provided in Paragraph 6 below).

5.             TERMINATION OF EMPLOYMENT AFTER THE PERFORMANCE PERIOD BUT ON OR BEFORE THE PAYMENT DATE.  If, after the last day of the Performance Period and on or before the Payment Date your employment with the Company terminates for any reason, then you and all others claiming under or through you shall not be entitled to receive any payment under or with respect to this Award.

6.             DEFERRAL OR ACCELERATION OF PAYMENT OF AWARD.  Subject to satisfying applicable requirements under Section 409A of Code, any payments to be made under this Award may be deferred or accelerated in such manner as the Committee shall determine in its sole discretion; provided that as to such a deferral of payment, any such payment in excess of the amount that was originally payable to you under this Agreement will be based on a reasonable interest rate or on one or more predetermined actual investments (whether or not assets associated with the amount are actually invested therein) as determined by the Committee in its sole discretion, and provided, further, that as to such an acceleration of payment to you under this Agreement, any such payment will be discounted to reasonably reflect the time value of money as determined by the Committee in its sole discretion.

7.             CHANGE IN CONTROL.  Notwithstanding anything in this Agreement to the contrary, if within two years following the occurrence of a Change in Control and during the Performance Period for this Award you experience a termination of employment that would otherwise entitle you to receive the payment of severance benefits under the provisions of the severance plan of the Company that you participate in as of the date of such termination of employment, then you shall be paid in respect of and in full satisfaction of this Award, within five days after the date of such termination of employment, a cash payment equal to the value of (i) (A) the average of the cash incentive awards paid or payable to you from the Company or any of its subsidiaries with respect to each of the two years prior to the Change in Control as determined by the Committee, or (B) if you have not received two such awards, the most recent cash incentive award paid or payable to you under the applicable cash incentive award program of the Company or one of its subsidiaries at the time of such prior payment (or, in the event you have not previously received any such award, the target amount set forth in Schedule A to this Agreement), multiplied by (ii) the number of days that have elapsed during the Performance Period at the time of such termination of employment divided by the number of days in such Performance Period.

                The Committee reserves the right to amend or delete this Section 7 in whole or in part at any time and from time to time; provided, that upon and following the occurrence of a Change in Control, the Committee may not amend this Section 7 in a manner that is detrimental to your rights without your express written consent.  Any amendment of the definition of ‘Change in Control’ in the Plan will be deemed to be an amendment permitted under this Section 7.

8.             TAX WITHHOLDING AND FURNISHING OF INFORMATION.  There shall be withheld from any payment of cash under this Award, such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment.  It shall be a condition precedent to the obligation of the Company to make payments under this Award that you (or those claiming under or through you) promptly provide the Company with all forms, documents or other information reasonably required by the Company in connection with the Award (including such forms, documents or other information required by the Plan).

9.             RIGHTS NOT ASSIGNABLE.  Your rights and interests under the Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature, except that you may designate a beneficiary pursuant to Paragraph 10 hereof.  If you (or those claiming under or through you) attempt to violate this Paragraph 9, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments to you (or those claiming under or through you) under or with respect to this Award shall terminate.

10.           BENEFICIARY DESIGNATION.  Subject to the provisions of the Plan, you may, by completing a form that is acceptable to the Company and returning it prior to your death to the Secretary of the Company, at Ameriprise Financial, Inc., 55 Ameriprise Financial Center, Minneapolis, MN 55474, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death.  You may change your beneficiary or beneficiaries from time to time by submitting a new form to the Secretary of the Company at the same address.  If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount or award becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

11.           ADMINISTRATION.  Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall be within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you.  In receiving this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board or the Committee or its delegates.

12.           MISCELLANEOUS.  Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan, the Award and this Agreement shall have been complied with.  In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the Company.  Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its affiliates, despite the fact that any such action or decision may adversely affect in any way whatsoever _____________________ or other financial measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement or with respect to the Award.

13.           GOVERNING LAW.  The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

14.           INCORPORATION OF THE PLAN.  All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein.  If any provisions of this Agreement and of the Plan shall be in conflict, the terms of the Plan shall govern; provided, however, that the operation of this Paragraph 14 shall not adversely affect in a material manner your rights without your written consent, or increase your benefits that would result in a material modification with respect to any Award granted hereunder.

AMERIPRISE FINANCIAL, INC. By the Compensation and Benefits Committee of the Board of Directors:

By